SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

(Amendment No.  )

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Exchange Listed Funds Trust

(Name of Registrant as Specified in Its Charter)

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HIGH YIELD ETF

a series of

EXCHANGE LISTED FUNDS TRUST

10900 Hefner Pointe Drive Suite 207

Oklahoma City, Oklahoma 73120

IMPORTANT NOTICE REGARDING

INTERNET AVAILABILITY OF INFORMATION STATEMENT

December 3, 2018

As a shareholder of the High Yield ETF (the “Fund”), a series of Exchange Listed Funds Trust (the “Trust”), you are receiving this notice regarding the internet availability of an information statement (the “Information Statement”) relating to the approval of a new sub-advisory agreement with respect to the Fund. This notice presents an overview of the Information Statement that is available to you on the internet or, upon request, by mail or email. We encourage you to access and review all of the important information contained in the Information Statement. As described below, the Information Statement is for informational purposes only and, as a shareholder of the Fund, you do not need to take any action.

At a meeting of the Trust’s Board of Trustees (the “Board”) held on July 25, 2018, the Board unanimously approved a sub-advisory agreement between Exchange Traded Concepts, LLC (“ETC”), the Fund’s investment adviser, and PhaseCapital LP (“PhaseCapital”), pursuant to which PhaseCapital would serve as sub-adviser to the Fund. PhaseCapital’s appointment as sub-adviser to the Fund became effective September 4, 2018. As a result of PhaseCapital’s appointment as the Fund’s sub-adviser, the sub-advisory agreement between ETC and the Fund’s prior sub-adviser, Peritus I Asset Management LLC, was terminated.

The Trust has received an exemptive order from the U.S. Securities and Exchange Commission that permits the Trust and ETC to hire new sub-advisers and make changes to existing sub-advisory agreements with the approval of the Board, but without obtaining shareholder approval. A condition of this order requires that the Information Statement be made available to the Fund’s shareholders.

By sending you this notice, the Fund is notifying you that it is making the Information Statement available to you via the internet in lieu of mailing you a paper copy. You may print and view the Information Statement on the Fund’s website at https://www.hyldetf.com/. The Information Statement will be available on this website until at least March 3, 2019. To view and print the Information Statement, click on the link to the Information Statement. You may request a paper copy or email copy of the Information Statement, free of charge, by contacting the Trust in writing at 10900 Hefner Pointe Drive, Suite 207, Oklahoma City, Oklahoma 73120 or by calling 1-844-880-3837. The Fund’s most recent annual report and semi-annual report are available upon request, without charge, by contacting the Trust at 10900 Hefner Pointe Drive, Suite 207, Oklahoma City, Oklahoma 73120, by calling 1-844-880-3837, or by visiting the Fund’s website at https://www.hyldetf.com.

Only one copy of this notice will be delivered to shareholders of the Fund who reside at the same address, unless the Fund has received instructions to the contrary. If you would like to receive an additional copy, please write to the Trust at 10900 Hefner Pointe Drive, Suite 207, Oklahoma City, Oklahoma 73120 or call 1-844-880-3837. Shareholders wishing to receive separate copies of notices in the future, and shareholders sharing an address who wish to receive a single copy if they are receiving multiple copies, should also contact the Trust as indicated above.

If you want to receive a paper or email copy of the Information Statement, you must request one.

There is no charge to you to obtain a copy.

HIGH YIELD ETF

a series of

EXCHANGE LISTED FUNDS TRUST

10900 Hefner Pointe Drive Suite 207

Oklahoma City, Oklahoma 73120

INFORMATION STATEMENT

December 3, 2018

This Information Statement is for informational purposes only and no action is requested on your part.
We are not asking you for a proxy and you are requested not to send us a proxy.

This Information Statement is being made available to shareholders of the High Yield ETF (the “Fund”), a series of Exchange Listed Funds Trust (the “Trust”), in lieu of a proxy statement, pursuant to the terms of an exemptive order (the “Manager of Managers Order”) that the Trust has received from the U.S. Securities and Exchange Commission (the “SEC”). The Manager of Managers Order permits the Trust and Exchange Traded Concepts, LLC (“ETC”), subject to certain conditions such as approval by the Trust’s Board of Trustees (the “Board”), and without approval by shareholders, to enter into or materially amend a sub-advisory agreement with an unaffiliated sub-adviser.

New Sub-Advisory Agreement with PhaseCapital LP

At a meeting of the Board held on July 25, 2018 (the “Meeting”), ETC recommended the approval of, and the Board, including its members who are not interested persons of the Trust (the “Independent Trustees”) within the meaning of the Investment Company Act of 1940 (the “1940 Act”), approved a sub-advisory agreement between ETC and PhaseCapital LP (“PhaseCapital”), pursuant to which PhaseCapital would serve as sub-adviser to the Fund (the “New Sub-Advisory Agreement”). PhaseCapital’s appointment as sub-adviser to the Fund became effective September 4, 2018. As a result of PhaseCapital’s appointment, the sub-advisory agreement between ETC and the Fund’s prior sub-adviser, Peritus I Asset Management LLC, dated June 21, 2018 (the “Prior Sub-Advisory Agreement”) was terminated.

Considerations by the Board of Trustees

At the Meeting, the Board considered the approval of the New Sub-Advisory Agreement. In considering whether to approve the New Sub-Advisory Agreement, the Board took into consideration (i) the nature, extent, and quality of the services to be provided by PhaseCapital; (ii) PhaseCapital’s expected cost and profits to be realized from providing such services, including any fall-out benefits enjoyed by PhaseCapital or its affiliates; (iii) comparative fee and expense data; (iv) the extent to which the advisory fee for the Fund reflects economies of scale shared with Fund shareholders; and (v) other factors the Board deemed to be relevant. The Independent Trustees were assisted in their review by independent legal counsel and met with counsel separately without management present prior to determining whether to approve the New Sub-Advisory Agreement.

Nature, Extent, and Quality of Services to be Provided. In considering the nature, extent, and quality of the services to be provided to the Fund, the Board considered PhaseCapital’s specific responsibilities in all aspects of day-to-day management of the Fund. The Board noted that such responsibilities would include providing investment advice to the Fund, monitoring compliance with various Fund policies and procedures and applicable securities regulations, placing portfolio securities and other investment instrument trades on behalf of the Fund, selecting broker-dealers to execute purchase and sale transactions, determining the daily baskets of deposit securities and cash components; executing portfolio securities trades for purchases and redemptions of Fund shares conducted on a cash-in-lieu basis; oversight of general portfolio compliance with relevant law; responsibility for quarterly reporting to the Board; and implementation of Board directives as they relate to the Fund. The Board considered the qualifications, experience, and responsibilities of PhaseCapital’s investment personnel, the quality of PhaseCapital’s compliance infrastructure, and the determination of the Trust’s Chief Compliance Officer that PhaseCapital has appropriate compliance policies and procedures in place. The Board noted that it had been provided with PhaseCapital’s registration form on Form ADV as well as PhaseCapital’s responses to a detailed series of questions, which included a description of PhaseCapital’s operations, service offerings, personnel, compliance program, risk management program, and financial condition. The Board also considered the Fund’s past performance, noting that PhaseCapital, as a new sub-adviser, had no role in the performance of the Fund achieved to date.

Based on the factors above, as well as those discussed below, the Board concluded that it was satisfied with the nature, extent and quality of the services to be provided to the Fund by PhaseCapital.

Costs of Services to be Provided and Economies of Scale. The Board reviewed the sub-advisory fee to be paid to PhaseCapital for its services to the Fund under the New Sub-Advisory Agreement. The Board took into consideration that the Fund pays an advisory fee structured as a “unified fee” to ETC, meaning that the Fund pays no expenses, other than certain excluded expenses, and that the sub-advisory fee to be paid to PhaseCapital is to be paid out of ETC’s unified fee and represents an arm’s-length negotiation between ETC and PhaseCapital. The Board considered the costs and expenses to be incurred by PhaseCapital in providing sub-advisory services, evaluated the compensation and benefits to be received by PhaseCapital from its relationship with the Fund, and reviewed a profitability analysis from PhaseCapital with respect to the Fund. The Board compared the sub-advisory fee proposed to be paid to PhaseCapital to the sub-advisory fee paid to the Fund’s prior sub-adviser, and took into account that the proposed sub-advisory fee is lower. The Board further noted that the terms of the New Sub-Advisory Agreement are substantially identical to those of the sub-advisory agreement with the Fund’s prior sub-adviser, with the exception of the parties and, in light of the portfolio management responsibilities of PhaseCapital, the sub-advisory fee to be paid, and the effective and termination dates. In light of this information, the Board concluded that the sub-advisory fee appeared reasonable in light of the services to be rendered. The Board considered the potential for economies of scale as Fund assets grow. The Board concluded that to date, no significant economies of scale had yet been achieved, and the Board noted that it would have an opportunity to evaluate the extent to which economies of scale are being shared when it next considers the renewal of the New Sub-Advisory Agreement.

Conclusion. No single factor was determinative of the Board’s decision to approve the New Sub-Advisory Agreement on behalf of the Fund; rather, the Board based its determination on the total mix of information available to it. Based on a consideration of all the factors in their totality, the Board, including a majority of the Independent Trustees, determined that the New Sub-Advisory Agreement, including the compensation payable thereunder, was fair and reasonable to the Fund. The Board, including a majority of the Independent Trustees, therefore determined that the approval of the New Sub-Advisory Agreement is in the best interests of the Fund and its shareholders.

Information Concerning ETC

ETC, located at 10900 Hefner Pointe Drive, Suite 207, Oklahoma City, Oklahoma 73120, serves as the investment adviser to the Fund. ETC was formed in 2009 and provides investment advisory services to other exchange-traded funds. ETC is majority owned by Cottonwood ETF Holdings LLC. The terms of the Fund’s investment advisory agreement with ETC are unaffected by the approval of the New Sub-Advisory Agreement.

Information Concerning PhaseCapital

PhaseCapital, a Delaware limited partnership formed in 2008 with its principal offices at 122 Hudson Street, 4th Floor, New York, New York 10013, serves as investment sub-adviser to the Fund. PhaseCapital is responsible for selecting the Fund’s investments in accordance with the Fund’s investment objective, policies and restrictions. PhaseCapital is an investment adviser registered with the SEC and provides investment advice to registered investment companies and private investment funds. PhaseCapital is controlled by Three Capital LP. Three Capital LP is controlled by Stuart Porter.

Listed below are the names and principal occupations of the directors and principal executive officers of PhaseCapital. None of PhaseCapital’s officers, directors, or employees serves as a trustee or officer of the Trust. The mailing address for each person listed below is the same as that of PhaseCapital.

Name	Principal Occupation/Title
Michael DePalma	Chief Executive Officer
Michael Ning	Chief Investment Officer
Lorena Timko	Chief Compliance Officer
Surakij Saengtawesin	Chief Information Officer
PhaseCapital GP LLC	General Partner

The following portfolio managers are primarily responsible for the day-to-day management of the Fund:

Michael DePalma joined PhaseCapital in June 2016 after working at AB (formerly AllianceBernstein) for 25 years. Most recently, Mr. DePalma was Senior Vice President and Chief Investment Officer for Quantitative Investment Strategies, AB’s systematic multi-asset and alternatives business, as well as Director of Fixed Income Absolute Return. In this capacity, he was responsible for all aspects of these businesses, managing investment, research and technology teams, marketing and sales, as well as product development. Prior to that, Mr. DePalma was Director of Fixed Income and FX quantitative research globally and portfolio manager for AB’s quant-driven multi-strategy hedge fund. Early in his career, Mr. DePalma was part of the team that developed AB’s Capital Markets Engine and Wealth Forecasting System, the technology at the core of all the asset allocation services delivered to clients. Mr. DePalma graduated with a B.S. in Mathematics and Economics from Northeastern University and a M.S. in Mathematics, Statistics, Operations Research from New York University’s Courant Institute of Mathematical Sciences.

Michael Ning joined PhaseCapital in November 2016 as the Chief Investment Officer. Previously, he was a portfolio manager of First Eagle’s Multi-Asset Absolute Return and Tail Hedge strategies. Prior to joining First Eagle in April 2013, Mr. Ning was a portfolio manager and Director of Research for the Absolute Return Group at AB, including the Enhanced Alpha Global Macro, Tail Hedge and Unconstrained Bond strategies. Before joining AB in 2004, Mr. Ning spent 7 years at Citigroup as a senior research analyst. He has expertise in the research, development and management of trading strategies across equity, credit, rates and currencies. Mr. Ning received his PhD from Oxford University. He holds the Chartered Financial Analyst (CFA) designation.

Tim Gramatovich joined PhaseCapital in September 2018 as a Portfolio Manager, Corporate Credit and is responsible for security selection and analyzing and monitoring existing and prospective high yield loans and bonds. Before joining PhaseCapital, Mr. Gramatovich was a founder and Chief Investment Officer at Peritus Asset Management, LLC. Prior to joining Peritus Asset Management, LLC, Mr. Gramatovich was a portfolio manager with Smith Barney’s Asset Management Division in Los Angeles, where he managed high-yield portfolios for high net worth individuals and institutions. Prior to joining Smith Barney, he was a senior vice president with Aegis Asset Management Inc. in Los Angeles, managing high-yield portfolios. Mr. Gramatovich began his career with Drexel Burnham Lambert in 1984, working in both New York and Los Angeles, assisting in the development and marketing of high-yield corporate cash management products. Mr. Gramatovich is a Chartered Financial Analyst (“CFA”) charter holder and a member of the CFA Institute. Mr. Gramatovich serves and advises several local charitable groups. He is a graduate of the New York Institute of Finance.

Terms of the New Sub-Advisory Agreement

The terms of the New Sub-Advisory Agreement are substantially similar to the terms of the Prior Sub-Advisory Agreement, except that PhaseCapital is the sub-adviser and the sub-advisory fee payable under the New Sub-Advisory Agreement is different from the sub-advisory fee payable under the Prior Sub-Advisory Agreement.

Duration and Termination. The New Sub-Advisory Agreement will remain in effect for a period of two years, unless sooner terminated. After the initial two-year period, continuation of the New Sub-Advisory Agreement from year to year is subject to annual approval by the Board, including at least a majority of the Independent Trustees. The New Sub-Advisory Agreement may be terminated without penalty (i) by vote of a majority of the Board, or by vote of a majority of the outstanding voting securities of the Fund, or by ETC, in each case, upon sixty (60) days’ written notice to PhaseCapital; or (ii) by PhaseCapital upon sixty (60) days’ written notice to ETC and the Board.

Sub-Advisory Fee. The New Sub-Advisory Agreement has a sub-advisory fee, paid by ETC and not by the Fund, which is calculated daily and paid monthly, at an annual rate, expressed as a percentage of the average daily net assets of the Fund, of 0.25%. The sub-advisory fee to be paid by ETC to PhaseCapital under the New Sub-Advisory Agreement will not change the overall investment advisory fee paid by the Fund.

Brokerage Policies. The New Sub-Advisory Agreement authorizes PhaseCapital to select the brokers or dealers that will execute the purchases and sales of securities of the Fund, directs PhaseCapital to seek for the Fund the most favorable execution and net price available under the circumstances, and provides that PhaseCapital may cause the Fund to pay a broker a commission in excess of that which another broker might have charged for effecting the same transaction, in recognition of the value of the brokerage and research services provided by the broker to PhaseCapital. The New Sub-Advisory Agreement states that the foregoing are duties of PhaseCapital unless responsibility for placing orders with respect to transactions in securities or other assets held or to be acquired by the Fund has been retained by ETC or delegated by ETC to another sub-adviser.

Payment of Expenses. The New Sub-Advisory Agreement provides that PhaseCapital will pay all of the costs and expenses incurred by it in connection with the sub-advisory services provided for the Fund.

Other Provisions. The New Sub-Advisory Agreement provides that PhaseCapital shall indemnify and hold harmless ETC, the Trust, all affiliated persons thereof, and all controlling persons from and against any and all claims, losses, liabilities or damages (including reasonable attorneys’ fees and other related expenses) arising from or in connection with the performance of PhaseCapital’s obligations under the agreement; provided, however, that PhaseCapital’s obligation shall be reduced to the extent that the claim against, or the loss, liability or damage experienced by ETC, is caused by or is otherwise directly related to ETC’s own willful misfeasance, bad faith, or gross negligence in the performance of its duties, or by reason of the reckless disregard of its duties under the agreement. The New Sub-Advisory Agreement further provides that ETC shall indemnify and hold harmless PhaseCapital from and against any and all claims, losses, liabilities or damages (including reasonable attorneys’ fees and other related expenses) arising from or in connection with the performance of ETC’s obligations under the agreement; provided, however, that ETC’s obligation shall be reduced to the extent that the claim against, or the loss, liability or damage experienced by, PhaseCapital is caused by or is otherwise directly related to PhaseCapital’s own willful misfeasance, bad faith, or gross negligence in the performance of its duties, or by reason of the reckless disregard of its duties under the agreement.

General Information

Other Service Providers. The Trust’s administrators are The Bank of New York Mellon (“BNY Mellon”), located as 240 Greenwich Street New York, NY 10286, and UMB Fund Services (“UMBFS”), located at 235 W. Galena Street Milwaukee, WI 53212.  The Fund’s distributor is Foreside Fund Services, LLC, located at Three Canal Plaza, Suite 100, Portland, Maine 04101. Counsel to the Trust is Morgan, Lewis & Bockius LLP, which is located at 1111 Pennsylvania Ave NW, Washington, DC 20004.

Affiliated Broker Commissions. For the fiscal year ended June 30, 2018, the Fund did not pay brokerage commissions to affiliated brokers.

Ownership of Shares. Although the Trust does not have information concerning the beneficial ownership of shares of the Fund held in the names of DTC Participants, as of November 1, 2018, the name, address and percentage ownership of each DTC Participant that owned of record 5% or more of the outstanding shares of the Fund is set forth in Exhibit A. As of November 1, 2018, the Trustees and officers of the Trust owned less than 1% of the outstanding shares of the Fund.

Financial Information. The Fund will furnish, without charge, a copy of its most recent annual report and semi-annual report to shareholders upon request. Requests for such reports should be made by calling 1-844-880-3837, visiting the Fund’s website at www.hyldetf.com, or writing the Trust at Exchange Listed Funds Trust, 10900 Hefner Pointe Drive, Suite 207, Oklahoma City, OK 73120.

EXHIBIT A

5% SHAREHOLDERS

As of November 1, 2018, the name, address and percentage ownership of each DTC Participant that owned of record 5% or more of the outstanding shares of the Fund is set forth in the table below.

Participant Name and Address	Percentage of Ownership
Wells Fargo Clearing Services, Inc. One North Jefferson Avenue MAC H0005-6D St. Louis, MO 63103	16.36%
National Financial Services LLC 200 Seaport Boulevard Mail Zone L10C Boston, MA 02210	14.67%
Charles Schwab & Co., Inc. 211 Main Street San Francisco, CA 94105	12.65%
Morgan Stanley Smith Barney LLC 200 Westchester Avenue Purchase, NY 10577-2530	10.44%
TD Ameritrade Clearing, Inc. 200 South 108th Avenue Omaha, NE 68154	10.02%